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                                 EMPLOYMENT AGREEMENT



    THIS EMPLOYMENT AGREEMENT is made on April 1, 1997 by and among AIRSENSORS, Inc., a Delaware corporation ("AirSensors"), IMPCO Technologies, Inc., a Delaware corporation ("IMPCO") (AirSensors and IMPCO are sometimes referred to collectively as the "Company"), and Robert M. Stemmler ("Employee"). Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in Section 5 unless the context otherwise requires.

Section 1.  EMPLOYMENT.

         The Company hereby employs Employee to render services to the Company in an executive capacity as the President and Chief Executive Officer of both
AirSensors and IMPCO.   Employee shall be a Director and member of the Executive
Committee of both AirSensors and IMPCO during the Term.

         Employee hereby accepts employment under this Agreement and agrees to devote his best effort and substantially full time, attention and energy to the Company's business. Employee's duties shall include all of the duties normally associated with the position of chief executive officer and shall include such other activities, responsibilities and duties as may be reasonably assigned from time to time by the Board of Directors. The Company, through the Board of Directors, shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder, provided that Employee's duties and responsibilities shall be of substantially the same character as, or equivalent to, those performed by a chief executive officer.

Section 2.  COMPENSATION.

         2.1 BASE SALARY. During the Term, IMPCO will pay Employee a base salary of not less than $230,000 per year prorated on a daily basis for any period of the Term which is less than a full calendar year. The base salary may be modified from time to time as mutually agreed between the parties. The base salary will be paid to Employee in equal semi-monthly payments, payable on or about the thirteenth and twenty-eighth day of each calendar month or pursuant to IMPCO's normal payroll policy, as modified from time to time.

         2.2 INCENTIVE COMPENSATION. During the Term, Employee shall be eligible for an annual cash bonus under a plan approved by the Executive Committee of the Board of Directors on August 16, 1994 (Attachment A), which shall be payable each year within 100 days following the end of the Fiscal Year and shall be prorated on a daily basis for any period of the Term which does not include all of a Fiscal Year.

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         2.3 STOCK OPTIONS  Employee is granted stock options in the amount of
150,000 shares in accordance with the 1998 Stock Option Plan as approved by the AirSensors Board of Directors. In addition, employee shall be granted an additional 50,000 shares, under the same terms and conditions as outlined in the 1998 Stock Option Plan if the stock price reaches the targeted share price anytime during FY'98 (May 1, 1997 through April 30, 1998)

         2.4 BENEFITS. During the Term, Employee shall be entitled to the following fringe benefits:

              (a) Except as otherwise specified in this Agreement, the fringe benefits that the Company makes generally available to its executive officers, which currently include medical insurance and a Section 401(k) defined contribution employee savings plan;

              (b)  Term life insurance in the face amount of $750,000;

              (c) Long-term disability insurance providing for monthly disability payments of $5,000 to age 65 after a waiting period not in excess of ninety (90) days;

              (d) A car allowance of $12,000 per year, plus reimbursement of fuel, maintenance, registration and other expenses, pro rated on a daily basis for any period of the Term which is less than a full year;

              (e) Three (3) weeks of paid vacation each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year;

              (f) Ten (10) days of sick leave each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year. Unused sick leave will not be accumulated or carried over nor paid for upon termination of this Agreement.

         2.5 BUSINESS EXPENSE REIMBURSEMENT. During the Term, the Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of service for the Company under this Agreement (E.G., transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Company may from time to time establish for its employees generally. Employee shall maintain such records as will enable the Company to deduct such items as business expenses when computing its taxes.

         2.6 WITHHOLDING. Payment of compensation to Employee will be subject to withholding of such amounts on account of payroll taxes, income taxes and other withholding as may be required by applicable law, rule or regulation of any governmental authority or as consented to by Employee.


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Section 3.  TERM AND TERMINATION PAYMENTS.

         3.1 TERM. Subject to approval of this Agreement by the Board of Directors, the Term will commence on April 1, 1995, and shall automatically continue for two consecutive twelve (12) month periods commencing, respectively, on the first and second anniversary of the initial commencement date of the Term, unless earlier terminated as a result of: (a) Company's termination of Employee's employment pursuant to Section 3.2; (b) Employee's resignation of employment pursuant to Section 3.3; (c) death of Employee; or (d) the disability of Employee resulting from injury, illness or disease, whether of a mental or physical nature, which substantially impairs or prevents the Employee from performing his duties and obligations under this Agreement for a period of three
(3) consecutive months as determined in good faith by the Board of Directors.

         3.2 TERMINATION BY COMPANY. Company may terminate Employee's employment with or without cause at any time by giving Employee written notice at least thirty (30) days prior to the effective date of termination; PROVIDED, that if such termination of employment is effective:

              (a) Prior to the expiration of first twelve (12) months of the Term, then the Employee shall be paid a lump sum payment equal to the annual base salary under Section 2.1 plus the additional cash compensation under Section 2.2 that Employee would have earned for the twelve (12) months following the effective date of termination of employment, and the benefits provided pursuant to Section 2.4 shall continue for twelve (12) months following the effective date of termination of employment; and

              (b) After the period specified in clause (a), during the second and third years of this agreement, the Company shall pay Employee a lump sum payment equal to seventy-five percent (75%) of the annual base salary under Section 2.1 plus an amount equal to the additional cash compensation under Section 2.2 that Employee would have earned for nine (9) months following the effective date of termination of employment, and the benefits provided pursuant to Section 2.4 shall continue for nine (9) months following the effective date of termination of employment.

         3.3 TERMINATION BY EMPLOYEE. Employee may resign at any time by giving the Company written notice at least thirty (30) days prior to the effective date of such termination. In the event of termination by Employee, Employee shall not be entitled to any compensation or benefits following the effective date of termination of employment.

         3.4 DEATH OR DISABILITY. If Employee's employment is terminated by death or disability as provided in Section 3.1(d), Employee shall not be entitled to any compensation or benefits from the Company except as provided in Sections 2.4(b) and (c).



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Section 4.  CONFIDENTIALITY.

         4.1 CONFIDENTIAL INFORMATION. Employee shall not at any time during the period of his employment or thereafter, except as required in the course of his employment with the Company or as authorized in writing by the Board of Directors, directly or indirectly use, disclose, disseminate or reproduce any Confidential Information or use any Confidential Information to compete, directly or indirectly, with the Company. All notes, notebooks, memoranda, computer programs and similar repositories of information containing or relating in any way to Confidential Information shall be the property of the Company.
All such items made or compiled by Employee or made available to Employee during the Term, including all copies thereof, shall be delivered to the Company by Employee upon termination of the Term or at any other time upon request of the Company.

         4.2 PROPRIETARY INFORMATION OF OTHERS. Employee will not use in the course of Employee's employment with the Company, or disclose or otherwise make available to the Company, any information, documents or other items which Employee may have received from any prior employer or other person and which Employee is prohibited from so using, disclosing or making available by reason of any contract, court order, law or other obligation by which Employee is bound.

         4.3 EQUITABLE RELIEF. Employee acknowledges that: the provisions of this Section 4 are essential to the Company; the Company would not enter into this Agreement if it did not include such provisions; the damages sustained by the Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that the Company may have under this Agreement, by law or otherwise, the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

Section 5.  DEFINITIONS.

    Whenever used in this Agreement with initial letters capitalized, the following terms will have the following meanings:

    "BOARD OF DIRECTORS" means, unless otherwise specified, AirSensors' Board of Directors.

    "CONFIDENTIAL INFORMATION" means information not generally known relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Employee in his course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, computer programs, information regarding past, present and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.


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    "FISCAL YEAR" means the Company's fiscal year for financial accounting purposes, which is currently a fiscal year ending on April 30.

    "TERM" means the period during which Agreement is in effect as provided in
Section 3.1.

Section 6.  MISCELLANEOUS.

         6.1 COMPLIANCE WITH LAWS. In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

         6.2 NON-WAIVER. The failure of any party to insist upon or enforce strict performance by any other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

         6.3 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement, and supersedes any and all prior Agreements, between the Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

         6.4 APPLICABLE LAW AND VENUE. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of California and venue for any action arising out of this Agreement shall be in Los Angeles County, California.

         6.5 SURVIVAL. Section 4, together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, shall survive termination of the Term.

         6.6 ATTORNEYS' FEES. In the event any suit or proceeding is instituted by any party against another arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and expenses of litigation or arbitration.

         6.7 SEVERABILITY. If any term, provision, covenant, or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

         6.8 HEADINGS. The headings and captions of this Agreement are provided for convenience only and are not intended to have any effect upon the interpretation or construction of the Agreement.


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         6.9  NOTICES.  Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee's residence (as noted in the Company's records), or if personally delivered to the Company's Corporate Secretary at the Company's principal office.


                                       AIRSENSORS, INC.

                                       By  /s/Rawley Taplett
                                            -----------------
                                              Its Chairman



                                       IMPCO TECHNOLOGIES, INC.

                                       By  /s/Rawley Taplett
                                            -----------------
                                              Its Chairman



                                       EMPLOYEE

                                       /s/ Robert M. Stemmler
                                       ----------------------
                                       Robert M. Stemmler
Dated: 6-6-97



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